Exhibit 99.1
Chart Industries Reports 2022 First Quarter Results

Atlanta, Georgia – April 29, 2022 - Chart Industries, Inc. (NYSE: GTLS) today reported results for the first quarter ended March 31, 2022. Further details can be found in the supplemental presentation accompanying this release and published in the investor relations section of our website.

•First quarter 2022 all-time record orders of $636.8 million, our fourth record order quarter out of the past five quarters, contributed to our sixth consecutive record backlog quarter ($1,477.0 million); First quarter 2022 orders included $228.4 million of Big LNG export terminal releases
•First quarter 2022 sales of $354.1 million were our highest first quarter sales in our history and increased 22.7% when compared to the first quarter of 2021 (an increase of 27.0% excluding Big LNG in both periods)
•First quarter reported gross margin as a percent of sales of 23.6% (adjusted 26.1%) was the highest in a year and in-line with the expected trend of increasing sequential gross margin and operating income as a percent of sales improvement for the remainder of 2022
•Executed a Letter of Intent (“LOI”) with Greenstone Renewables for Chart to be their exclusive technology and equipment supplier for their 100% renewable solar hydrogen liquefaction project expected to proceed to Final Investment Decision (“FID”) in 2022
•First quarter reported non-diluted earnings per share (“EPS”) of $0.28; adjusted non-diluted EPS of $0.65 excluding Mark-to-Market (“MTM”) from investment activity and other one-time costs
•Updated 2022 full-year revenue outlook of $1.725 billion to $1.85 billion and associated full-year adjusted non-diluted EPS guidance of $5.35 to $6.50

Energy independence, resiliency, security and sustainability are key drivers of record orders ($636.8 million) and backlog ($1,477.0 million); accelerating activity in both Liquefied Natural Gas (“LNG”) and Specialty Products.

The first quarter 2022 was our highest order quarter in our history, with $636.8 million of new orders booked, including $228.4 million related to Big LNG export terminals. This is our second consecutive record order quarter and four out of our last five quarters set new order quarter records. This resulted in our sixth consecutive quarter of record backlog ($1,477.0 million); backlog is 58.1% higher than one year ago. Also in the first quarter 2022, we booked 65 orders that each were over $1 million (more than twice as many as the first quarter 2021) along with 84 new customers and 28 first-of-a-kind (“FOAK”) orders including a first Earthly Lab’s CiCi Elm unit sale to new customer Troeg’s Brewery, with continued broad-based demand in Specialty Products across a variety of applications.

In addition to the broad-based demand we experienced exiting 2021 and to start 2022, demand for our products, in particular LNG and other energy alternative solutions and equipment, accelerated as the result of the Russia-Ukraine conflict that began February 24, 2022. We have seen an increase in actual orders as well as inquiries from both public and private sector entities surrounding the need for infrastructure to access molecules to support energy security, access, independence and resiliency, all with the backdrop of the requirement for alternative sources of supply and continued focus on sustainability. For example, the United Kingdom as part of their revised energy strategy, has doubled its 2030 hydrogen target. What is critical to note is that this recent activity has spotlighted the need for construction and action now to address these topics.

Specific examples of new orders received reflecting the acceleration of energy activity following the initiation of the Ukraine-Russia conflict include:
•Combined, the three pillars of our LNG business are the most active in our history; (1) Big LNG export terminals, (2) small-scale LNG (“ssLNG”) globally and (3) LNG infrastructure. We booked three Big LNG project orders in the first quarter 2022:

•$135.5 million order with Full Notice to Proceed (“FNTP”) brazed aluminum heat exchanger assemblies and corresponding cold boxes for Venture Global Plaquemines Phase 1 (10 MTPA).
•$47.5 million order for Limited Notice to Proceed (“LNTP”) for Cheniere’s Corpus Christi Stage Three terminal. We anticipate this project moves to FNTP in 2022.
•$45.4 million order for six of the eighteen BAHX assemblies and cold boxes for Venture Global’s Plaquemines Phase 2 export terminal project.
•We closed 2021 with four small-scale liquefaction projects booked the last week of the year. In the first quarter of 2022, the trend of ssLNG projects continued, with our order from New Fortress Energy (“NFE”) for their FastLNG2 project. Continuing this trend into the second quarter 2022 was our receipt of a Letter of Intent (“LOI”) from NFE for FastLNG3.
•Shell publicly announced its intent to build LNG fueling stations for long-haul transportation in India. We have continued to see global LNG station demand including 14 stations booked in the first quarter 2022, three of which were with an international oil company.

And while not in our guidance, we continue to expect additional progress from other LNG export terminal operators to FID with the potential for additional Big LNG as well as ssLNG orders with Chart releases in 2022.

Specialty Products orders continued to demonstrate consistency and strength, with the first quarter 2022 being our fifth consecutive quarter of Specialty Products orders above $100 million. We are also seeing numerous synergy sales opportunities across our Nexus of Clean™ newly acquired companies – ranging from cross-selling water treatment solutions to food and beverage customers to cross selling carbon capture processes to water customers. Two examples from the first quarter 2022:
•We are partnering with Simmons Foods for our third installation at the state-of-the-art industrial wastewater treatment site and processing facility in Southwest City, MO by providing super-oxygenation technology for their efficient wastewater treatment.
•We are working with International Flavors & Fragrances (“IFF”) in a unique application for odor reduction and efficient wastewater treatment at the Jacksonville, FL flavor and fragrances site. Removal of all surface aerators was made possible by providing super-oxygenation technology for their efficient wastewater treatment. This same customer is doing an engineering study with our Sustainable Energy Solutions’ (“SES”) cryogenic carbon capture technology.

Gas By Rail™, carbon capture and space exploration orders each grew over 20% when compared to the first quarter of 2021, while water treatment grew over 500%. Food & beverage orders grew 14% for that same period, driven by first quarter 2022 new restaurant starts and distributor activity significantly (20%) over plan. While the first quarter of any given year in food and beverage orders typically can be slow due to weather, this year we did not see slowdown. Additionally, Chick-Fil-A started an upgrade program with our tanks, and we are proud to provide our nitrogen dosers to a major beverage company for their newly released, first of a kind, nitrogen-infused cola. Our expectation is that demand for our food & beverage products will continue to increase throughout 2022. As we expected, we did not book any hydrogen or helium liquefier orders in the first quarter, yet demand for our hydrogen equipment continued, with $30 million of hydrogen-related equipment orders. What is also noteworthy in hydrogen is the increase in the variety of customers as well as the broader geographic locations of these orders; for example, in the past six months, we have increased the number of individual hydrogen customers that have placed orders with us by 70% and we received our first orders from Nikola and expanded our customer set to South Korea, including SK Korea.

Delivering on our record backlog is supported by our organic investment in capacity and automation as well as strategic sourcing actions. We recognized our highest first quarter sales in our history in the first quarter of 2022 ($354.1 million).

To open the second quarter 2022, we received a tens of millions order from a European government organization for mobile equipment. This order is one of many that supports increasing and strong volume for our in-flight capital project of capacity expansion in our Goch, Germany trailer manufacturing facility. This order builds upon our record trailer order year in 2021 and a very strong first quarter of 2022, with 140 trailers ordered globally.

As we continue to anticipate growing sales across our solutions offerings, our capacity expansion capital plan combined with our automation activities remains on schedule. In the first quarter 2022 we completed the implementation of our vacuum insulated pipe (“VIP”) line in Lery, France, and we expect our additional brazed aluminum heat exchanger (“BAHX”) line to be operating in Tulsa, Oklahoma by the first quarter of 2023. Our SriCity, India tank capacity expansion is already partially in operation this month and expected to be fully complete by July 2022.

Our sales in the first quarter 2022 were $354.1 million, our highest first quarter sales in our history, driven by a combination of sequential order growth in Cryo Tank Solutions as well as timing and record backlog heading into the year. Sales increased 22.7% when compared to the first quarter of 2021 (27.0% when excluding Big LNG from both periods) and reflected record sales in water treatment, carbon capture, Heat Transfer Systems (“HTS”) project work, and Repair Service and Leasing (“RSL”) parts, repair, service as well as fans aftermarket.

Throughout 2021, we strategically decided to increase our on-hand inventory balance as the result of increases in material costs and the frequently discussed availability challenges of materials. This decision resulted in lower than typical free cash flow in 2021. We entered 2022 with higher than typical inventory levels, yet at the time anticipated that free cash flow for 2022 would reflect the tempering of these challenges as the year progressed. Given the uncertain supply chain and material cost environment that worsened as the result of the Russia-Ukraine conflict, we have chosen to continue to strategically build safety stock of key raw material inputs, including carbon steel, stainless steel and aluminum, especially given our ability to source these globally while attempting to procure them at lower cost points in the market. This continued strategic safety stock inventory build resulted in lower than typical free cash flow for the first quarter 2022 yet allows us to meet our customers’ ongoing delivery timelines and record demand levels, thereby continuing to secure additional business. Even with these challenges and this strategic decision, our net cash used by operating activities was only ($22) million, and when adjusted for unusual items, was $8 million. This included an increase to our inventory of $35 million in the first quarter of 2022, driven by the strategic sourcing decisions we made to add safety stock (+$19 million), the increases in material costs and the purchasing of material for our larger projects that were booked in the fourth quarter of 2021 and the first quarter of 2022. Even considering the inventory headwinds, we continue to anticipate that with the payment schedules for Big LNG project work in backlog that our full year 2022 adjusted free cash flow will be in the range of $175 million to $225 million.

Continued progress on pricing and cost actions are reflected in our first quarter 2022 reported gross margin as a percent of sales of 23.6% (adjusted gross margin as a percent of sales of 26.1% when excluding restructuring and organic startup capacity costs), demonstrating our progress in incremental and sequential quarterly improvement in our margin profile.

As 2022 began, we continued to take further pricing and cost reduction actions to progress faster against our lagging cost to price backlog. During the first quarter, we took additional steps than what was originally anticipated after seeing the material availability and cost impacts after the start of the Russia-Ukraine conflict. We implemented additional price increases in the first quarter 2022 and increased our temporary surcharges yet again and combined with our 2021 actions are expected to cover our additional costs on new orders. We have made additional progress in the first quarter on addressing the continuing inflationary and unique macro challenges as well as bringing new capacity online. Examples include (details can be found on slides 11 through 18 of the supplemental presentation):
•Availability of material is improving particularly in the United States following a very challenging month of March 2022 globally, yet we continue to generate alternative, localized as well as global sources of supply while reviewing alternative component sources. Additionally, we were faced with Force Majeure on our nitrogen gas supply in the Southeast United States from our gas suppliers throughout the first quarter 2022. This has since been lifted yet we are now under Force Majeure for helium supply in various regions of the United States indefinitely, causing additional cost and inefficiencies. We continue to find new alternative supply and when possible, we also have utilized one of our trailers from our leasing fleet to transport our own gas.
•Logistic costs, including availability of drivers and trucks remained a challenge. As we previously described, additional logistics costs had a net negative margin impact of $1.4 million in the fourth quarter 2021. This meaningfully improved to a net negative margin impact of $0.6 million in the first quarter 2022 and we took even further steps by product type to ensure this continues to sequentially improve to a net zero impact (which is anticipated no later than the third quarter 2022). Additionally, generally we did not miss shipments as the result of the logistics situation.
•January and February 2022 were our two highest months of COVID-19 absences globally since the start of the pandemic/endemic in March 2020. We had 295 team members out with COVID in January 2022 and 109 in February 2022, yet we have become more agile in adapting to these types of challenges and taking advantage of our flexible manufacturing options. Therefore, it did not meaningfully impact our sales in the first quarter 2022. We actually had nine shops with 100% on-time delivery in the first quarter 2022 (up from eight in the fourth quarter 2021) as well as 17 facilities with over 95% on-time delivery in the first quarter 2022.
•While we lost an entire week of production at our Chart China facility in the month of March 2022 due to government COVID-19 lockdowns, our team members managed to ship to our forecast. Nice job, Chart China team!

•Our CryoDiffusion vacuum insulated pipe manufacturing line is complete and running as of the first quarter 2022 and we anticipate our SriCity, India capacity expansion project to be fully operational by the third quarter 2022.

The steps taken in the second half of 2021 as well as the first quarter of 2022 resulted in our improving reported gross margin as a percent of sales of 23.6%, a sequential increase of 190 basis points over the fourth quarter of 2021. While this still lagged behind first quarter 2021 gross margin percentage given the timing differences between raw material cost increases and our corresponding pricing actions, as discussed elsewhere, we expect this timing gap to narrow as the year progresses. When adjusted for one-time items including primarily restructuring and organic startup capacity costs, gross margin as a percent of sales in the first quarter 2022 was 26.1%, which was not adjusted for first quarter impacts such as our highest four week stretch of COVID-19 absences, inefficiencies from Force Majeures issued by our gas suppliers to our factories, higher transport and logistics costs, additional team member retention payments as well as other labor inefficiencies.

Our first quarter 2022 reported non-diluted EPS of $0.28 included a negative impact of $0.14 ($0.11 net of tax) from the quarter’s mark-to-market of our inorganic investments as well as operational one-time costs related to restructuring, startup/capacity and deal and integration totaling $0.26 net of tax. When adjusting for these items, adjusted non-diluted EPS was $0.65. Sequentially when compared to the fourth quarter 2021, our addbacks to earnings per share, excluding the mark-to-market gains and losses of our inorganic investments net of FX, are down 42%, which demonstrates our expectation that we will continue to have fewer adjustments to EPS as the result of acquisition integrations completing after year one of ownership, not anticipating any debt or refinance costs in 2022 and the timing of new organic capacity and product lines coming online throughout the year.

“We are pleased with our pricing and cost reduction progress, reflected in our improving gross margin as a percent of sales and expected to continue throughout the remainder of the year,” stated Jill Evanko, Chart’s President and CEO. “In addition, we continue to hit key milestones of one-year acquisition integrations on schedule while completing capacity and productivity projects throughout 2021 and 2022. These activities also support our ability to deliver our solutions on-time to our customers as we continue to see record demand, including the first quarter of 2022 being our sixth consecutive quarter of setting a new historical backlog record and our highest order quarter ever.”

Additional Partnerships Executed in Q1 2022.
In the first quarter 2022, we continued to build upon our industry partnerships via investment, collaborations, LOIs, and MOUs. We are pleased to share the following partnerships that were executed this quarter:

•Executed a LOI with Greenstone Renewables for Chart to be their exclusive liquefaction technology and equipment supplier for their 100% renewable solar hydrogen production project expected to proceed to Final Investment Decision (“FID”) in 2022.
•Signed an agreement with an industrial gas customer to be their tank and heat exchanger supplier for their global hydrogen projects.

•Joined Cemvita Factory as a founding member of their Gold Hydrogen technology.
•Funded Hy24’s first hydrogen investment, one year after our decision to be an anchor partner in the world’s first hydrogen pure play investment fund (originally “FiveT Hydrogen Fund”).
•Announced our collaboration with Calgon Carbon Corporation (“Calgon Carbon”), a wholly owned subsidiary of Kuraray Co., Ltd. (TYO: 3405) (“Kuraray”) and ChartWater™. We will partner in offering PFAS water treatment systems using granular activated carbon (GAC) media enabling ChartWater™ and Calgon to combine their capabilities for solutions that will cost-effectively provide safe drinking water to small community water systems and under-resourced rural communities across the United States.
•Completed our AdEdge (ChartWater™) joint venture with AdEdge India, allowing us regional capabilities to sell our water treatment solutions across India.

Update 2022 Outlook With Increased Confidence in Higher 2023 and 2024 Outlooks.
Our anticipated 2022 full year sales outlook is in the range of $1.725 billion to $1.85 billion with associated non-diluted adjusted EPS of $5.35 to $6.50, both revised from our prior guidance. There are a few noteworthy items in our current outlook:
•Our current sales outlook includes approximately $25 to $40 million of Big LNG related revenue in the year from orders booked in the first quarter 2022. We reiterate that our sales timing is expected to sequentially increase throughout the year, with the Big LNG revenue primarily in the latter part 2022.
•Recently, key customers for our HLNG vehicle tank products lowered their 2022 purchasing forecasts (timing shift is anticipated to 2023) as the result of the macroeconomic challenges in the vehicle industry. This primarily impacts our second quarter 2022.
•We consider uncertainty around shutdowns and logistics in China in the near-term in this outlook.
•The higher-end of the range requires specific larger opportunities in our commercial pipeline to be booked as orders in the coming few months.

•Our assumed weighted shares outstanding in the current outlook are 35.83 million, an increase from our prior guidance of 35.6 million shares.
•We are assuming a 19% effective tax rate (unchanged from prior guidance).

•As we said previously, we anticipate the first half of 2022 will include a margin drag from historical levels from the ongoing macro challenges but increasingly be offset as the year progresses by the positive impact from actions we have taken to date.
•Also, important to note is that prior to the first quarter 2022, there was immaterial Big LNG in our backlog for 2022 and beyond. Now with Big LNG orders booked and anticipating additional Big LNG orders later this year, our 2023 through 2025 outlooks all increase meaningfully.

FORWARD-LOOKING STATEMENTS
Certain statements made in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s business plans, including statements regarding completed acquisitions, divestitures, and investments, cost synergies and efficiency savings, objectives, future orders, revenues, margins, segment sales mix, earnings or performance, liquidity and cash flow, inventory levels, capital expenditures, supply chain challenges, material cost and pricing increases, business trends, clean energy market opportunities including addressable markets, and governmental initiatives, including executive orders and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as "may," "will," "should," "could," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," “target,” or the negative of such terms or comparable terminology.

Forward-looking statements contained in this press release or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements include: the Company’s ability to successfully integrate recent acquisitions and achieve the anticipated revenue, earnings, accretion and other benefits from these acquisitions; slower than anticipated growth and market acceptance of new clean energy product offerings; inability to achieve expected pricing increases or continued supply chain challenges including volatility in raw materials and supply; risks relating to the outbreak and continued uncertainty associated with the coronavirus (COVID-19) and the conflict between Russia and Ukraine and the other factors discussed in Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the SEC, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

USE OF NON-GAAP FINANCIAL INFORMATION
This press release contains non-GAAP financial information, including adjusted gross profit as a percent of sales, adjusted earnings per non-diluted share, net income attributable to Chart

Industries, Inc. adjusted, free cash flow and adjusted free cash flow and EBITDA and adjusted EBITDA. For additional information regarding the Company's use of non-GAAP financial information, as well as reconciliations of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), please see the reconciliation pages at the end of this news release and the slides titled "First Quarter 2022 Earnings Per Share," “Segment Sales and Gross Margin Information,” “First Quarter 2022 Free Cash Flow”, “Segment Information”, and “First Quarter 2022 Adjusted EBITDA” included in the supplemental slides accompanying this release.

The Company believes these non-GAAP measures are of interest to investors and facilitate useful period-to-period comparisons of the Company’s financial results, and this information is used by the Company in evaluating internal performance. With respect to the Company’s 2022 full year earnings outlook, the Company is not able to provide a reconciliation of the adjusted earnings per non-diluted share or adjusted free cash flow because certain items may have not yet occurred or are out of the Company’s control and/or cannot be reasonably predicted.

CONFERENCE CALL
As previously announced, the Company will discuss its first quarter 2022 financial results on a conference call on Friday, April 29, 2022 at 8:30 a.m. ET. Participants may join the conference call by dialing (877) 312-9395 in the U.S. or (970) 315-0456 from outside the U.S., entering conference ID 5393386. Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chartindustries.com. You may also listen to a recorded replay of the conference call by dialing (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. and entering Conference ID 5393386. The replay will be available beginning 11:30 a.m. ET, Friday, April 29, 2022 until 11:30 a.m. ET, Friday, May 6, 2022.

About Chart Industries, Inc.
Chart Industries, Inc. is a leading independent global manufacturer of highly engineered equipment servicing multiple applications in the Energy and Industrial Gas markets. Our unique product portfolio is used in every phase of the liquid gas supply chain, including upfront engineering, service and repair. Being at the forefront of the clean energy transition, Chart is a leading provider of technology, equipment and services related to liquefied natural gas, hydrogen, biogas and CO2 Capture amongst other applications. We are committed to excellence in environmental, social and corporate governance (ESG) issues both for our company as well as our customers. With over 25 global manufacturing locations from the United States to China, Australia, India, Europe and South America, we maintain accountability and transparency to our team members, suppliers, customers and communities. To learn more, visit www.Chartindustries.com.

For more information, click here:
http://ir.chartindustries.com/
Investor Relations Contact:

Wade Suki, CFA
Director of Investor Relations
832-524-7489

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars and shares in millions, except per share amounts)

	Three Months Ended
	March 31, 2022	March 31, 2021	December 31, 2021
Sales	$354.1	$288.5	$378.9
Cost of sales	270.4	204.6	296.7
Gross profit	83.7	83.9	82.2
Selling, general, and administrative expenses	53.5	46.3	51.4
Amortization expense	10.1	8.8	10.4
Operating expenses	63.6	55.1	61.8
Operating income (1) (2) (3) (4) (5)	20.1	28.8	20.4
Interest expense, net	3.2	2.0	3.3
Financing costs amortization	0.7	1.2	4.8
Unrealized loss (gain) on investments in equity securities	2.6	(3.3)	(2.0)
Realized gain on investment in equity securities	—	—	(2.6)
Foreign currency loss	1.6	—	1.2
Other income	(0.7)	(0.2)	(0.1)
Income before income taxes and equity in (loss) earnings of unconsolidated affiliates, net	12.7	29.1	15.8
Income tax expense	2.1	3.1	3.6
Income before equity in (loss) earnings of unconsolidated affiliates, net	10.6	26.0	12.2
Equity in (loss) earnings of unconsolidated affiliates, net	(0.3)	0.1	0.2
Net income	10.3	26.1	12.4
Less: Income attributable to noncontrolling interests, net of taxes	0.1	0.5	0.3
Net income attributable to Chart Industries, Inc.	$10.2	$25.6	$12.1

Net income attributable to Chart Industries, Inc. per common share:
Basic	$0.28	$0.72	$0.34
Diluted	$0.25	$0.63	$0.29
Weighted-average number of common shares outstanding:
Basic	35.83	35.55	35.65
Diluted (6) (7)	40.79	40.62	41.57
_______________
(1)Includes depreciation expense of:
•$10.4, $10.7 and $10.4 for the three months ended March 31, 2022, March 31, 2021 and December 31, 2021, respectively.
(2)Includes restructuring costs of:
•$0.1, $0.7, and $0.6 for the three months ended March 31, 2022, March 31, 2021 and December 31, 2021, respectively.
(3)Includes acquisition-related contingent consideration (credits)/charges of:
•$(0.8), $0.8, and $(1.2) in our Specialty Products segment for the three months ended March 31, 2022, March 31, 2021 and December 31, 2021, respectively.
(4)Includes deal-related and integration costs of $4.2 and $4.9 for the three months ended March 31, 2022 and December 31, 2021, respectively.

(5)In conjunction with the amendment of our credit facilities in 2021, we recognized charges of $4.1 in unamortized debt issuance cost write offs associated with previous credit facilities and new debt issuance costs, which are classified as financing costs amortization for the three months ended December 31, 2021.
(6)Includes an additional 4.72 and 4.74 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the three months ended March 31, 2022 and 2021, respectively. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. generally accepted accounting principles (“GAAP”). If the hedge could have been considered, it would have reduced the additional shares by 2.56 and 2.57 for the three months ended March 31, 2022 and 2021, respectively.
(7)Includes an additional 5.56 shares related to the convertible notes due 2024 and associated warrants in our diluted earnings per share calculation for the fourth quarter 2021. The associated hedge, which helps offset this dilution, cannot be taken into account under U.S. GAAP. If the hedge could have been considered, it would have reduced the additional shares by 2.94 for the fourth quarter 2021.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in millions)

	Three Months Ended
	March 31, 2022	March 31, 2021	December 31, 2021
Net Cash (Used In) Provided By Operating Activities	$(22.2)	$8.3	$20.4
Investing Activities
Acquisition of businesses, net of cash acquired	(0.8)	(55.0)	(36.0)
Investments	(3.9)	(40.0)	(0.7)
Capital expenditures	(12.6)	(11.5)	(16.2)
Government grants and other	(0.2)	0.2	0.1
Net Cash Used In Investing Activities	(17.5)	(106.3)	(52.8)
Financing Activities
Borrowings on revolving credit facility	254.0	187.7	717.0
Repayments on revolving credit facility	(235.9)	(102.5)	(552.0)
Repayments on term loan	—	—	(103.1)
Payments for debt issuance costs	—	—	(3.0)
Proceeds from exercise of stock options	1.0	5.6	(0.1)
Common stock repurchases from share-based compensation plans	(3.2)	(3.0)	(3.2)
Net Cash Provided By Financing Activities	15.9	87.8	55.6
Effect of exchange rate changes on cash	1.3	—	(3.8)
Net (decrease) increase in cash, cash equivalents, restricted cash, and restricted cash equivalents	(22.5)	(10.2)	19.4
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period (1)	122.4	126.1	103.0
CASH, CASH EQUIVALENTS, RESTRICTED CASH, AND RESTRICTED CASH EQUIVALENTS AT END OF PERIOD (1)	$99.9	$115.9	$122.4
_______________
(1)Includes restricted cash and restricted cash equivalents of $0.2 as of both March 31, 2022 and December 31, 2021 and $1.0 as of March 31, 2021.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	March 31, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$99.7	$122.2
Accounts receivable, net	253.0	236.3
Inventories, net	350.6	321.5
Other current assets	207.5	173.5
Property, plant, and equipment, net	412.4	416.0
Goodwill	991.3	994.6
Identifiable intangible assets, net	544.7	556.1
Equity method investments	100.9	99.6
Investments in equity securities	78.0	77.8
Other assets	47.8	46.2
TOTAL ASSETS	$3,085.9	$3,043.8

LIABILITIES AND EQUITY
Current liabilities	$721.6	$693.9
Long-term debt	618.1	600.8
Other long-term liabilities	116.8	123.9
Equity	1,629.4	1,625.2
TOTAL LIABILITIES AND EQUITY	$3,085.9	$3,043.8

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in millions)

	Three Months Ended
	March 31, 2022	March 31, 2021	December 31, 2021
Sales
Cryo Tank Solutions	$118.1	$103.9	$133.5
Heat Transfer Systems	79.3	69.2	71.9
Specialty Products	107.5	77.3	131.9
Repair, Service & Leasing	49.3	41.4	44.7
Intersegment eliminations	(0.1)	(3.3)	(3.1)
Consolidated	$354.1	$288.5	$378.9
Gross Profit
Cryo Tank Solutions	$25.4	$25.2	$22.5
Heat Transfer Systems	10.1	15.8	6.4
Specialty Products	32.6	28.2	39.9
Repair, Service & Leasing	15.6	14.7	13.4
Consolidated	$83.7	$83.9	$82.2
Gross Profit Margin
Cryo Tank Solutions	21.5%	24.3%	16.9%
Heat Transfer Systems	12.7%	22.8%	8.9%
Specialty Products	30.3%	36.5%	30.3%
Repair, Service & Leasing	31.6%	35.5%	30.0%
Consolidated	23.6%	29.1%	21.7%
Operating Income (Loss)
Cryo Tank Solutions	$14.1	$15.6	$10.9
Heat Transfer Systems	(0.2)	3.8	(5.8)
Specialty Products	16.2	17.9	26.4
Repair, Service & Leasing	8.3	8.3	7.2
Corporate	(18.3)	(16.8)	(18.3)
Consolidated (1) (2) (3)	$20.1	$28.8	$20.4
Operating Margin (Loss)
Cryo Tank Solutions	11.9%	15.0%	8.2%
Heat Transfer Systems	(0.3)%	5.5%	(8.1)%
Specialty Products	15.1%	23.2%	20.0%
Repair, Service & Leasing	16.8%	20.0%	16.1%
Consolidated	5.7%	10.0%	5.4%
_______________
(1)Restructuring costs for the three months ended:
•March 31, 2022 were $0.1 in our Heat Transfer Systems segment.
•March 31, 2021 were $0.7 ($0.3 - Cryo Tank Solutions and $0.4 - Heat Transfer Systems).
•December 31, 2021 were $0.6 ($0.5 - Heat Transfer Systems and $0.1 - Repair, Service & Leasing).
(2)Includes acquisition-related contingent consideration (credits)/charges of:
•$(0.8), $0.8, and $(1.2) in our Specialty Products segment for the three months ended March 31, 2022, March 31, 2021 and December 31, 2021, respectively.
(3)Includes deal-related and integration costs of $4.2 and $4.9 for the three months ended March 31, 2022 and December 31, 2021, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in millions)

	Three Months Ended
	March 31, 2022	March 31, 2021	December 31, 2021
Orders
Cryo Tank Solutions	$142.4	$129.5	$117.2
Heat Transfer Systems (1)	354.1	104.9	117.5
Specialty Products	100.5	144.5	182.3
Repair, Service & Leasing	43.4	40.5	45.9
Intersegment eliminations	(3.6)	(2.2)	(2.0)
Consolidated	$636.8	$417.2	$460.9

	As of
	March 31, 2022	March 31, 2021	December 31, 2021
Backlog
Cryo Tank Solutions	$365.8	$245.8	$346.8
Heat Transfer Systems	639.5	361.4	370.4
Specialty Products	418.8	270.5	438.2
Repair, Service & Leasing	53.6	57.4	56.5
Intersegment eliminations	(0.7)	(1.0)	(21.8)
Consolidated	$1,477.0	$934.1	$1,190.1
_______________
(1)Heat Transfer Systems orders for the three months ended March 31, 2022 include big LNG orders of $228.4 million.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF BASIC EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHART INDUSTRIES, INC. TO NORMALIZED NON-DILUTED EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHART INDUSTRIES INC. AND ADJUSTED NON-DILUTED EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHART INDUSTRIES, INC. (UNAUDITED)
(Dollars in millions, except per share amounts)

	Three Months Ended
	March 31, 2022	December 31, 2021
Basic earnings per common share attributable to Chart Industries, Inc. (U.S. GAAP)	$0.28	$0.34
Investment equities mark-to-market, net (1)	0.14	(0.03)
Gain on remeasurement of investment (2)	—	(0.07)
Debt refinance costs (3)	—	0.12
Tax effects	(0.03)	—
Normalized non-diluted earnings per common share attributable to Chart Industries, Inc. (non-GAAP)	$0.39	$0.36
Restructuring related costs (4)	0.15	0.21
Deal-related and integration costs (5)	0.12	0.14
Start-up costs (organic) (6)	0.05	0.08
Other one-time items (7)	—	0.01
Tax effects	(0.06)	(0.07)
Adjusted non-diluted earnings per common share attributable to Chart Industries, Inc. (non-GAAP)	$0.65	$0.73
_______________
(1)Includes unrealized loss (gain) on the mark-to-market adjustments of our investments in equity securities related to McPhy (Euronext Paris: MCPHY – ISIN; FR0011742329) and Stabilis Energy, Inc. (NasdaqCM: SLNG) of $2.6 and $(2.0) for the three months ended March 31, 2022 and December 31, 2021, respectively, foreign currency loss of $1.6 and $1.2, for the three months ended March 31, 2022 and December 31, 2021, respectively, and equity in (loss) earnings of unconsolidated affiliates, net of $(0.3) and $0.2 for the three months ended March 31, 2022 and December 31, 2021 respectively.
(2)Includes a $2.6 gain from the remeasurement of our initial 15% investment in Earthly Labs Inc. for the three months ended December 31, 2021.
(3)Includes debt refinance costs of $4.1 related to the refinance of our credit facilities during the three months ended December 31, 2021.
(4)Restructuring related costs during the three months ended March 31, 2022 and December 31, 2021 of $5.3 and $7.4, respectively, were comprised of relocation and facility start-up costs and departmental restructuring, including headcount reductions.
(5)Deal-related and integration costs:
•During the three months ended March 31, 2022 of $4.2, were comprised of pre-closing, due diligence and integration costs related to our acquisitions of Cryogenic Gas Technologies, Inc., L.A. Turbine, AdEdge Holdings, LLC, and Earthly Labs Inc. as well as integration costs from our investments in Transform Materials LLC and HTEC Hydrogen Technology & Energy Corporation.
•During the three months ended December 31, 2021 of $4.9, were comprised of pre-closing, due diligence and integration costs related to our acquisitions of Cryogenic Gas Technologies, Inc., L.A. Turbine, AdEdge Holdings, LLC, and Earthly Labs Inc. as well as integration costs from 2020 acquisitions including Alabama Trailers, BlueInGreen, LLC and Sustainable Energy Solutions, Inc. Deal-related and integration costs during the three months ended December 31, 2021 also include acquisition related contingent consideration, income taxes and interest expense related to previous divestitures.
(6)Start-up costs (organic) during the during the three months ended March 31, 2022 and December 31, 2021 of $1.8 and $2.8, respectively, were comprised of Richburg, South Carolina repair facility start-up costs, Tulsa, Oklahoma product line start-up costs and incremental costs related to our flex manufacturing facility in Tulsa, Oklahoma.
(7)For the three months ended December 31, 2021, other one-time costs include labor disruption, freight, sourcing and safety costs directly related to manufacture and fulfillment of critical care products. Other one-time costs for the quarter ended December 31, 2021 also include costs related to commercial and legal settlements and storm damage.

_______________
Normalized non-diluted earnings per common share attributable to Chart Industries, Inc. and adjusted non-diluted earnings per common share attributable to Chart Industries, Inc. are not measures of financial performance under U.S. GAAP and should not be considered as an alternative to earnings per share in accordance with U.S. GAAP. Management believes that normalized non-diluted earnings per common share attributable to Chart Industries, Inc. and adjusted non-diluted earnings per common share attributable to Chart Industries, Inc. facilitate useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO CHART INDUSTRIES, INC. TO NET INCOME, ADJUSTED (UNAUDITED)
(Dollars in millions)

	Three Months Ended
	March 31, 2022	March 31, 2021
Net income attributable to Chart Industries, Inc., (U.S. GAAP)	$10.2	$25.6
Income attributable to noncontrolling interests, net of taxes	0.1	0.5
Net income (U.S. GAAP)	10.3	26.1
Employee share-based compensation expense	3.3	3.4
Financing costs amortization	0.7	1.2
Unrealized foreign currency transaction gain	(1.1)	(4.6)
Unrealized loss (gain) on investments in equity securities	2.6	(3.3)
Equity in loss (earnings) of unconsolidated affiliates, net	0.3	(0.1)
Other non-cash operating activities	2.0	2.0
Net income, adjusted (non-GAAP)	$18.1	$24.7
_______________
Net income, adjusted is not a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net income in accordance with U.S. GAAP. Management believes that net income, adjusted, facilitates useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of this non-GAAP measure may not be comparable to the calculations of similarly titled measures reported by other companies.
RECONCILIATION OF NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW AND ADJUSTED FREE CASH FLOW (UNAUDITED)
(Dollars in millions)

	Three Months Ended
	March 31, 2022	March 31, 2021
Net cash (used in) provided by operating activities (U.S. GAAP)	$(22.2)	$8.3
Capital expenditures	(12.6)	(11.5)
Free cash flow (non-GAAP)	(34.8)	(3.2)
Non-recurring costs	11.0	5.0
Add back inventory for strategic build	19.0	—
Adjusted free cash flow (non-GAAP)	$(4.8)	$1.8
_______________
Free cash flow and adjusted free cash flow are not measures of financial performance under U.S. GAAP and should not be considered as an alternative to net cash (used in) provided by operating activities in accordance with U.S. GAAP. Management believes that free cash flow and adjusted free cash flow facilitate useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) (UNAUDITED)
(Dollars in millions)

	Three Months Ended March 31, 2022
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$118.1	$79.3	$107.5	$49.3	$(0.1)	$—	$354.1
Gross profit as reported (U.S. GAAP)	25.4	10.1	32.6	15.6	—	—	83.7
Restructuring related, deal-related, integration and other one time costs	3.3	2.5	1.4	1.5	—	—	8.7
Adjusted gross profit (non-GAAP)	$28.7	$12.6	$34.0	$17.1	$—	$—	$92.4
Adjusted gross profit margin (non-GAAP)	24.3%	15.9%	31.6%	34.7%	—%	—%	26.1%

Operating income (loss) as reported (U.S. GAAP)	$14.1	$(0.2)	$16.2	$8.3	$—	$(18.3)	20.1
Restructuring related, deal-related, integration and other one time costs	3.4	2.5	1.9	1.5	—	1.2	10.5
Adjusted operating income (loss) (non-GAAP)	$17.5	$2.3	$18.1	$9.8	$—	$(17.1)	$30.6
Adjusted operating margin (non-GAAP)	14.8%	2.9%	16.8%	19.9%	—%	—%	8.6%

	Three Months Ended March 31, 2021
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$103.9	$69.2	$77.3	$41.4	$(3.3)	$—	$288.5
Gross profit as reported (U.S. GAAP)	25.2	15.8	28.2	14.7	—	—	83.9
Restructuring, transaction-related and other one-time costs	—	1.4	0.8	0.1	—	—	2.3
Adjusted gross profit (non-GAAP)	$25.2	$17.2	$29.0	$14.8	$—	$—	$86.2
Adjusted gross profit margin (non-GAAP)	24.3%	24.9%	37.5%	35.7%	—%	—%	29.9%

Operating income (loss) as reported (U.S. GAAP)	$15.6	$3.8	$17.9	$8.3	$—	$(16.8)	28.8
Restructuring, transaction-related and other one-time costs	0.2	1.6	1.9	0.1	—	1.9	5.7
Adjusted operating income (loss) (non-GAAP)	$15.8	$5.4	$19.8	$8.4	$—	$(14.9)	$34.5
Adjusted operating margin (non-GAAP)	15.2%	7.8%	25.6%	20.3%	—%	—%	12.0%

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATIONS OF GROSS PROFIT TO ADJUSTED GROSS PROFIT AND OPERATING INCOME (LOSS) TO ADJUSTED OPERATING INCOME (LOSS) (UNAUDITED) (CONTINUED)
(Dollars in millions)

	Three Months Ended December 31, 2021
	Cryo Tank Solutions	Heat Transfer Systems	Specialty Products	Repair, Service & Leasing	Intersegment Eliminations	Corporate	Consolidated
Sales	$133.5	$71.9	$131.9	$44.7	$(3.1)	$—	$378.9
Gross profit as reported (U.S. GAAP)	22.5	6.4	39.9	$13.4	—	—	82.2
Restructuring, transaction-related and other one-time costs	2.7	3.6	1.2	2.1	—	—	9.6
Adjusted gross profit (non-GAAP)	$25.2	$10.0	$41.1	$15.5	$—	$—	$91.8
Adjusted gross profit margin (non-GAAP)	18.9%	13.9%	31.2%	34.7%	—%	—%	24.2%

Operating income (loss) as reported (U.S. GAAP)	$10.9	$(5.8)	$26.4	$7.2	$—	$(18.3)	20.4
Restructuring, transaction-related and other one-time costs	2.9	4.2	1.4	2.1	—	1.8	12.4
Adjusted operating income (loss) (non-GAAP)	$13.8	$(1.6)	$27.8	$9.3	$—	$(16.5)	$32.8
Adjusted operating margin (non-GAAP)	10.3%	(2.2)%	21.1%	20.8%	—%	—%	8.7%
_______________
Adjusted gross profit and adjusted operating income (loss) are not measures of financial performance under U.S. GAAP and should not be considered as an alternative to gross profit and operating income (loss) in accordance with U.S. GAAP. Management believes that adjusted gross profit and adjusted operating income (loss) facilitate useful period-to-period comparisons of our financial results and this information is used by us in evaluating internal performance. Our calculation of these non-GAAP measures may not be comparable to the calculations of similarly titled measures reported by other companies.